UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

February 12, 2021

Commission File Number: 0-29923

Orbital Energy Group, Inc.

(Exact Name of registrant as specified in Its Charter)

Colorado	84-1463284
(State or jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1924 Aldine Western, Houston, Texas	77038
(Address of Principal Executive Offices)	(zip code)

(832) 467-1420

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.1 4d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	OEG	Nasdaq Capital Market

Item 1.01      Entry into a Material Definitive Agreement.

On February 12, 2021, Orbital Energy Group, Inc. (the “Company”) amended and restated a Securities Purchase Agreement (the “Purchase Agreement”), by and between the Company and an institutional investor (the “Investor”), that was previously issued to Lender by Borrower and reported on Form 8-K dated November 18, 2020. This amended and restated Note was executed February 12, 2021 with an effective date of February 8, 2021 pursuant to a certain Amendment Agreement between Borrower and Lender of the same date in replacement of and substitution for, and not as a novation or satisfaction of the Original Note. The amendment was to remove the convertible option of the note and make the note a conventional note payable.

The Note carries an OID of $200,000.00 and OEG agreed to pay $15,000.00 to Lender to cover Lender’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of this Note (the “Transaction Expense Amount”), all of which amount was included in the initial principal balance of this Note. The purchase price for this Note was $2,000,000.00 (the “Purchase Price”), computed as follows: $2,215,000.00 original principal balance, less the OID, less the Transaction Expense Amount. The Purchase Price was paid on November 13, 2020 (the “Purchase Price Date”) which the Company had agreed to issue to the Investor an unsecured convertible instrument (convertible option is removed by this amendment) in the principal amount of $2,215,000 (the “Convertible Security” or “Note”) to purchase shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) against the payment of the applicable consideration therefore. Upon the closing on November 13, 2020, the Company received gross proceeds of $2,215,000, before fees and other expenses associated with the transaction, including but not limited to, a $200,000 original issue discount payable to the Investor. The net proceeds received by the Company was used primarily for working capital, and general corporate purposes.

The Note is payable in full within eighteen (18) months after the purchase price date in accordance with the terms set forth in the Note and accrues interest on the outstanding balance at the rate of ten percent (10%) per annum from the Purchase Price Date until the Note is paid in full. All interest shall compound daily and shall be payable in accordance with the terms of the Note. Company has the right to prepay all or any portion of the outstanding balance in an amount equal to 115% multiplied by the portion of the outstanding balance to be prepaid.

Beginning six (6) months from the purchase price date, Investor has the right, in its sole and absolute discretion, to redeem all or any portion of the Note (such amount, the “Redemption Amount”) subject to the maximum monthly redemption amount of $250,000 per calendar month, by providing Company with a “Redemption Notice." Pursuant to the amendment, redemption amounts will be made in cash.

The Amended and Restated Security Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, other obligations of the parties thereto, and termination provisions.

The offer and sale of the convertible security was made pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act, as amended (the “Securities Act”). Such offer and sale was made only to “accredited investors” under Rule 501 of Regulation D promulgated under the Securities Act, and without any form of general solicitation and with full access to any information requested by such investor regarding the Company or the securities offered and to be issued in the Private Placement.

The foregoing does not purport to be a complete description of the Amended and Restated Security Purchase Agreement and the Convertible Security, and is qualified in its entirety by reference to the full text of such documents and attachments which are attached as Exhibits to this Report on Form 8-K and are incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 hereof with respect to the Security Purchase Agreement and Convertible Promissory Note is incorporated herein by reference.

Item 9.01      Financial Statements and Exhibits.

 (d) Exhibits

Exhibit No.           Description

10.1          Form of Security Purchase Agreement with attachments

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Signed and submitted this 16th  day of February 2021.

Orbital Energy Group, Inc.

(Registrant)

By:	/s/ Daniel N. Ford
Daniel N. Ford
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Amended Security Purchase Agreement with attachments